FEDERAL TRUST CORPORATION
ANNOUNCES THIRD QUARTER DIVIDEND

Sanford, Florida (PR Newswire) – August 8, 2003 – James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation announced today that the Board of Directors approved the payment of a quarterly cash dividend of $.01 per share on the Company's common stock to its stockholders. The dividend will be paid to stockholders of record on August 18, 2003, and will be distributed on August 29, 2003.

Federal Trust Corporation is a savings and loan holding company and is the parent company of Federal Trust Bank, a $429 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from five full-service offices in Florida that are located in Orange, Seminole and Volusia Counties. The Executive and Administrative Offices are located in Sanford, Florida. The Company’s common stock is traded on the American Stock Exchange under the symbol “FDT”.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys, Corporate Secretary/Investor
Relations
(407) 323-1833
FEDERAL TRUST CORPORATION
312 West First Street
Sanford, Florida 32771